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Brinker International

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BRINKER INTERNATIONAL ANNOUNCES CHIEF FINANCIAL OFFICER LEAVING, NAMES NEW CHIEF FINANCIAL OFFICER

DALLAS (Sept. 16, 2010) - Brinker International, Inc. (NYSE: EAT), announced the resignation of Chief Financial Officer, Charles M. Sonsteby, effective Oct. 1. Sonsteby, 57, will be leaving the company to assume an executive position with a private retail company.

Guy Constant, currently Senior Vice President of Finance and Chili's® Grill & Bar Chief Financial Officer, will assume the responsibilities of Brinker's Executive Vice President and Chief Financial Officer. Constant has served in leadership roles in finance, compensation and investor relations since joining the company in 2004.

Sonsteby was a member of the Brinker team for 20 years and in the CFO role since 2001.

"Chuck is a highly respected leader in the global financial community as well as a valuable member of our top management team, a strong partner and a great friend," said Doug Brooks, President and CEO of Brinker International. "Our company's financial standing and internal governance processes have been greatly strengthened under his management. We will miss Chuck, but wish him great success in his new role."

"I leave after more than two decades at Brinker with nothing but the highest regard for the company and my fellow team members," said Sonsteby. "I have worked closely with Guy during his tenure and am confident in his leadership and integrity. I am excited about my personal opportunity, and wish Brinker much success going forward."

ABOUT BRINKER INTERNATIONAL Brinker International, Inc. (NYSE: EAT), is one of the world's leading casual dining restaurant companies, serving more than one million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises 1,550 restaurants in 30 countries and two territories, and employs more than 100,000. Brinker's wholly-owned restaurant brands include Chili's® Grill & Bar and Maggiano's Little Italy®. Brinker also holds a minority investment in Romano's Macaroni Grill®. For more information, visit www.brinker.com.